Exhibit 4.12.1

FORM OF

AMENDMENT TO SERIES B COMMON STOCK PURCHASE WARRANT

VIRGINIA COMMERCE BANCORP, INC.

Warrant Shares:	Initial Exercise Date: September 29, 2010

THIS AMENDMENT TO SERIES B COMMON STOCK PURCHASE WARRANT (the “Amendment”) is made and entered into as of September 27, 2011 by and between Virginia Commerce Bancorp, Inc. (the “Company”) and                      (the “Holder”).

RECITALS

WHEREAS, the Holder is the holder of record of a Series B Common Stock Purchase Warrant (the “Series B Warrant”) to acquire up to                      shares of common stock, $1.00 per share, of the Company (the “Common Stock” and such shares, the “Warrant Shares”); and

WHEREAS, the Company and the Holder have agreed to amend the Series B Warrant to extend the period for exercising the Series B Warrant;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holder agree as follows:

AMENDMENT

1. The first paragraph of the Series B Warrant is amended and restated as follows:

THIS SERIES B COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received,                      or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after September 29, 2010 (the “Initial Exercise Date”) and prior to the close of business on the Termination Date (as defined in Section 1(b) below) but not thereafter, to subscribe for and purchase from Virginia Commerce Bancorp, Inc., a Virginia corporation (the “Company”), up to                      shares (the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

2. Section 1 of the Series B Warrant is amended and restated as follows:

Section 1.	Definitions.

a) Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated September 23, 2010, among the Company and the purchasers that are signatories thereto.

b) Termination Date. “Termination Date” means the close of business on the earlier of: (i) January 27, 2012 or (ii) a date selected by the Company in its sole discretion, with respect to which date the Company provides written notice to the Holder not less than ten (10) business days in advance.

3. Except as specifically agreed to herein, the Series B Warrant and its terms shall remain in full force and effect and are hereby ratified and confirmed.

4. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same document. Delivery of an executed counterpart of the Amendment by facsimile shall have the same effect as delivery of a manually executed counterpart of this Amendment.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories.

VIRGINIA COMMERCE BANCORP, INC.

By:
Name: Peter A. Converse
Title: President and Chief Executive Officer

HOLDER

By:
Name:
Title:

[Signature page to Amendment to Series B Common Stock Purchase Warrant]

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